Exhibit 99.2

10/30/14

2014 Third Quarter Conference Call

Operator

Welcome to the 2014 third quarter conference call for OurPet’s Company. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. As a reminder, this conference call is being recorded and will be available at the Company’s website, www.ourpets.com, following the call.

Scott Mendes, Chief Financial Officer

Thank you, John. Following today’s market close we issued our 2014 third quarter earnings release, which is also available on our website.

The information provided during today’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2013 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion and amortization expense. We use this non-GAAP measure to evaluate ongoing operations and believe they are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. There is a table in our 2014 third quarter earnings release which includes specific detail concerning the non-GAAP EBITDA financial measure.

During today’s call, Dr. Steve Tsengas, Chairman and CEO, will discuss market conditions and current initiatives regarding our growth strategy, then I will review the Company’s financial results for the 2014 third quarter. At this time, I will turn the call over to Dr. Tsengas.

Dr. Steve Tsengas—President and CEO

Thank you, Scott. While the third quarter financial results were below our expectations, we are working diligently to strengthen the Company’s presence in key markets and geographies. These efforts are expected to lead to improved future results.

During the most recent quarter we continued to face a challenging retail environment that has also affected our customers who are monitoring their inventories more tightly than normal in response to these uncertainties. As a result, order patterns have been disrupted resulting in delays and other adjustments. These market conditions have also made it more difficult to implement our dual-brand strategy according to plan.

While the response from customers to our recently launched dual-brand strategy has been positive, some key accounts have extended the period to replenish their inventories with our branded product. This is especially evident in the Food/Drug/Mass retail market. Although we achieved a 15% increase in sales to those customers for the 2014 third quarter compared to a year ago, we expected higher net revenue from Food/Drug/Mass driven by sales of our branded PetZone products. We are working closely with our customers to fully implement this transition as we continue to gain market penetration.

We are making investments in our business focused on opportunities to significantly increase in net revenue and profitability. For example, e-commerce is a sales channel that is receiving considerable attention from consumers and retailers alike. We have gained initial success with e-commerce sales which is evidenced by the strong increases realized throughout 2014 and we have only begun to realize our potential. As a result, we made additional investments during the third quarter to strengthen our current online presence and began to explore specific opportunities outside of North America. In a relatively short period of time, e-commerce sales have grown to 10% of net revenue. Our experience thus far is that e-commerce sales can accelerate quickly and also extend our reach to new customers. We have supplemented international online efforts with investment in marketing and sales plans to increase the number of customers and amount of net revenue outside of North America, especially in Europe and South America.

Next month, we plan to initiate a product trial of our SmartScoop Litter Box in multiple stores of a national retail chain. If this initial market test is successful, then the customer plans to stock this product in additional stores across the United States. We are excited about this opportunity and confident that customers will recognize the competitive advantages of this product. Sales of our SmartScoop line of products, which were re-launched earlier this year, are gaining increased sales and contributed to a double digit increase in the waste odor product category for the third quarter of 2014 compared to a year ago.

The first nine months of 2014 for our Company have been dominated by frustration and excitement. The frustration is centered on the fact that we have fallen short of our expectations for quarterly and year-to-date performance despite hard work throughout the Company. Some of the factors are external to our business and therefore not controllable. Others require more diligent efforts to resolve. The excitement that exists is based on confidence in our dual-brand strategy, which is supported by day-to-day successes that are being translated into measurable achievements combined with new growth opportunities. We remain focused on effectively executing our plans with particular emphasis on improving our financial performance and creating additional shareholder value.

I will now turn the call over to Scott Mendes for his remarks.

Scott Mendes-Chief Financial Officer

Thank you, Steve. Net revenue declined approximately 2% to $5.6 million for the third quarter which was below plan. Our continued expansion into the Food/Drug/Mass channel included a 15% increase in sales for the quarter that unfortunately were offset by a similar percentage decline, representing a larger dollar amount, in the Pet Specialty channel. Customers are paying close attention to their inventories and are migrating at a slower pace than anticipated to our branded products.

The growth in e-commerce sales remains very encouraging as we gain increased presence in multiple segments of this sales channel. There was double digit growth in this year’s third quarter compared to a year ago.

One of our product categories, bowls and feeders, experienced lower sales as some customers purchased these products from alternative sources.

For the 2014 year-to-date period, net revenue increased 4% to $16.2 million. Sales of toys and accessories were nearly 6% above the prior year and a 15% increase in edibles and consumables sales, were partially offset by an 11% decrease in waste and odor control products.

Gross profit decreased about $207,000 to $1.5 million for the 2014 third quarter compared to a year ago. We have experienced higher component costs for some of our products this year and announced price increases in the third quarter that will benefit future periods when they are fully implemented. Additionally, we incurred a higher level of discounts and promotions during the third quarter and sharpened pricing to gain market penetration. Gross profit for the first nine months of 2014 was $4.7 million, which is flat compared to last year.

These increased costs impacted the gross profit margin which declined nearly 3 percentage points to 29.3% for the third quarter. The gross profit margin for the first nine months of 2014 was 29.1%. Going forward, we expect the gross profit margin to increase based on recent and future actions.

Selling, general and administrative expenses increased 17% to nearly $1.5 million dollars for the third quarter of this year. This substantial increase was principally focused in areas related to specific revenue and product development initiatives. As Steve noted in his remarks, we have increased our investment in e-commerce throughout the past year and are encouraged with the initial follow-through. During the quarter we targeted additional e-commerce marketing campaigns to further extend our online presence globally and respond to substantial growth opportunities in this sales channel. There were also one-time charges totaling less than $100,000 that affected our third quarter results.

Income from operations decreased to approximately $153,000 for the third quarter from $582,000 a year ago. The year-over-year difference was almost equally split between the adverse impact of lower gross profit and higher SG&A expenses.

Other income for the three months ended September 30, 2014, was $6,000 compared to $46,000 a year ago which included proceeds from a patent lawsuit settled in favor of the Company.

Net income was $77,000 for the quarter compared to $339,000 for the same period last year, which represents earnings per diluted share of zero cents for the 2014 third quarter compared to two cents a year ago.

EBITDA decreased to $323,000 for the third quarter of 2014 from $762,000 for the same period last year. The year-over-year difference was due to the $261,000 decrease in net income and $200,000 decrease in tax expense, partially offset by slightly higher depreciation and amortization expense. Year-to-date EBITDA was approximately $1.2 million versus $1.7 million for the same period last year. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the 2014 third quarter earnings release.

This concludes my remarks. I will now turn the call over to the operator for your questions.

QUESTION AND ANSWER

Operator (Provides instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of the question and answer portion of this conference call. Dr. Steve Tsengas will now make his closing comments.

Dr. Steve Tsengas

Thank you, John. Although our results for the third quarter were below what we had planned, we are confident that we are on the right track and that things have turned. Successful implementation of our dual brand strategy combined with further expansion in e-commerce and realization of benefits from targeted investments will enable us to achieve increased sales and profitability. We are encouraged by recent order patterns and anticipate a very strong fourth quarter to finish out the year.

We certainly appreciate your continued support and as well as participation on today’s conference call. Scott will now provide final instructions.

Scott Mendes

Thank you, Steve. A replay of this conference call will be available on our corporate website, www.ourpets.com, in the Investors section. This concludes the call and you may now disconnect your telephone line. Good bye.